EXHIBIT 8(b)
February 17, 2009
Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland 21202
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of M&T Bank Corporation, a New York corporation (“M&T”), including the proxy statement of Provident Bankshares Corporation, a Maryland corporation (“Provident”), forming a part thereof, relating to the proposed merger of Provident with and into First Empire State Holding Company, a Maryland corporation and wholly owned direct subsidiary of M&T.
     We hereby confirm that it is our opinion that the discussion in the Registration Statement under the caption “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” is accurate in all material respects.
     Our opinion is limited to the Federal income tax laws of the United States, and we are expressing no opinion as to the effect of any other laws of the United States or the laws of any other jurisdiction.
     We hereby expressly consent to the discussion of the tax consequences included in the Registration Statement and the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Sullivan & Cromwell LLP